UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 28, 2016

Tangoe, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35247	06-1571143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Executive Blvd., Orange, Connecticut	06477
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 859-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2016 Corporate Bonus Plan

On July 28, 2016, the Board of Directors (the “Board”) of Tangoe, Inc. (the “Company”) established a 2016 Corporate Bonus Plan (the “Plan”) under which certain of the named executive officers of the Company will be eligible to receive compensation based on (i) the Company’s achievement of adjusted EBITDA goals for the second half of 2016, expressed as specified percentages, of up to 100%, of the Company’s target adjusted EBITDA for the second half of 2016 as set forth in the Company’s budget and plan for 2016 as approved by the Board (“EBITDA Goals”), which will be calculated based on net income (loss) adjusted, in accordance with the Company’s historical practice, to exclude the impact of items not directly resulting from the Company’s core business, including, without limitation, interest income and expense, income tax provision (benefit), depreciation and amortization and stock-based compensation expense, and (ii) the Company’s achievement of revenue goals for the second half of 2016, expressed as specified percentages, of up to 100%, of the Company’s target revenue for the second half of 2016 as set forth in the Company’s budget and plan for 2016 as approved by the Board (“Revenue Goals”).  The EBITDA Goals and Revenue Goals may be adjusted by the Board from time-to-time to reflect one-time or unusual items and adjustments related to the Company’s restatement of its financial statements and related changes in accounting policies, as determined by the Board.

The Plan provides for the payment of cash incentive bonuses for achievement of EBITDA Goals and Revenue Goals, with each representing 50% of a maximum base amount of bonuses that each participant is eligible to receive.  In addition, each participant is eligible to receive additional bonuses based on achievement of adjusted EBITDA and/or revenue for the second half of 2016 above the Company’s targets (“Overachievement Bonuses”), with Overachievement Bonuses becoming payable based on achievement against stepped thresholds in excess of the applicable targets, such that for each $1.0 million of revenue in excess of the revenue target, $100,000 in Overachievement Bonuses are payable to participants under the Plan, and for each $1.0 million of adjusted EBITDA in excess of the adjusted EBITDA target, $250,000 in Overachievement Bonuses are payable to participants under the Plan.  Each participant’s share of Overachievement Bonuses payable under the Plan is determined based on the participant’s maximum base amount of bonus as a percentage of all participants’ maximum base amounts.  Overachievement Bonuses are subject to reduction in the discretion of the participant’s manager.

Of the Company’s named executive officers:

•                  Scott E. Snyder, the Company’s Senior Vice President, Global Operations, will be eligible to receive Bonuses up to a maximum base amount of $50,000 in the aggregate, and approximately 4.17% of Overachievement Bonuses that may become payable under the Plan with respect to adjusted EBITDA and approximately 4.17% of Overachievement Bonuses that may become payable under the Plan with respect to revenue, with these percentages being estimated based on current budgeted maximum base amounts of participants in the Plan.

•                  Charles D. Gamble, the Company’s Senior Vice President, Corporate Programs Office, will be eligible to receive Bonuses up to a maximum base amount of $50,000 in the aggregate, and approximately 4.17% of Overachievement Bonuses that may become payable under the Plan with respect to adjusted EBITDA and approximately 4.17% of Overachievement Bonuses that may become payable under the Plan with respect to revenue, with these percentages being estimated based on current budgeted maximum base amounts of participants in the Plan.

Equity Replacement Awards

As a result of the Company being unable to make equity incentive award grants registered under its Form S-8 registration statements due to the ongoing restatement of its financial statements, on July 28, 2016, the Board approved the Company’s entry into agreements with certain executives to provide those executives with the opportunity to realize compensation similar to what they might have otherwise received under equity incentive awards from the Company if a change of control of the Company, or in certain cases a termination of the executive without cause or the executive’s resignation for good reason, occurs prior to the Company making registered grants of similar equity incentive awards to the executives.

In particular, on July 28, 2016, the Board approved entry into agreements with Scott E. Snyder and Charles D. Gamble granting to them the economic equivalents of (i) restricted stock units for the respective numbers of shares of common stock set forth in the table below, vesting as to 1/9th of the shares on February 22, 2017 and 1/9th on each 3 month anniversary of such date (the “Equivalent RSUs”) and (ii) performance stock units for the respective numbers of shares of common stock set forth in the table below, subject to performance-based vesting based upon the level of 2016 revenue achieved by the Company, with the portion of the award earned upon satisfaction of the performance-based criteria further subject to time-based vesting, with 1/5th of the shares vesting on February 22, 2017 and 1/5th on each 3 month anniversary of such date (the “Equivalent PSUs”).  Mr. Snyder and Mr. Gamble will each only be entitled to receive payment under these agreements upon (1) the occurrence of a Change in Control (as defined in the agreements) of the Company on or before March 15, 2017 where he remains employed by the Company immediately prior to the Change in Control or (2) his termination without Cause or resignation for Good Reason (in each case as defined in the agreements) prior to the earlier of the occurrence of a Change in Control and March 15, 2017. Mr. Snyder’s and Mr. Gamble’s rights to receive such payments will terminate upon the grant by the Company of the Equivalent RSUs and the Equivalent PSUs.  Upon the occurrence of a Change in Control resulting in payment under the agreements, payment will be made as if the Equivalent RSUs and the Equivalent PSUs that would have been earned based on satisfaction of the performance-based criteria (assessing year-to-date performance against year-to-date performance goals if the payment event occurs prior to the end of 2016) (the “Earned Equivalent PSUs”) were fully vested. Upon the occurrence of a termination without Cause or resignation for Good Reason resulting in payment under the agreement (a “Qualifying Termination”), payment will be made as if vesting of the Equivalent RSUs and Earned Equivalent PSUs were accelerated by 12 months. Payment upon a Qualifying Termination will not be made until the date of the general U.S. payroll of the Company that immediately precedes March 15, 2017 and if a Change in Control occurs prior to such payment, Mr. Snyder and Mr. Gamble will instead be entitled to receive the amount payable under the Change in Control provisions of the agreement.

	Equivalent RSUs	Equivalent PSUs
Scott E. Snyder	35,000	15,000
Charles D. Gamble	15,000	5,000

In addition, on July 28, 2016, the Board approved entry into an agreement with J.D. Foy, the Company’s Chief Executive Officer, granting to him the economic equivalent of  restricted stock units for 100,000 shares of common stock, vesting on the following schedule:  1/6th of the shares on June 2, 2016 and 1/12th of the shares on July 2, 2016 and on each subsequent monthly anniversary thereof through April 2, 2016 (the “CEO Equivalent RSUs”).  Mr. Foy will only be entitled to receive payment under this agreement upon the occurrence of a Change in Control (as defined in the agreement) of the Company on or before March 15, 2017 where he remains a director of the Company immediately prior to the Change in Control.  Mr. Foy’s right to receive such payment will terminate upon the grant by the Company of the CEO Equivalent RSUs.  Upon the occurrence of a Change in Control resulting in payment under the agreement, payment will be made as if the CEO Equivalent RSUs were fully vested.

On July 28, 2016, the Board also approved the Company’s entry into an amendment to the Employment Agreement, dated as of June 6, 2016, by and between the Company and Mr. Foy, providing that the 100,000 restricted stock unit grant that such agreement contemplates as being made to Mr. Foy, subject to the Company’s ability to register the grant of such award on a Form S-8, and subject to Board approval, would have vesting that accelerates in full upon a change in control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANGOE, INC.

Date: August 3, 2016	By: :	/s/ Jay Zager
Jay Zager
Interim Chief Financial Officer